CONSENT OF KPMG LLP


The Board of Directors and Stockholders
Whittman-Hart, Inc.


         The consent to the incorporation by reference in the registration statement on Form S-8 related to the Whittman-Hart, Inc. Savings and Investment Plan of our report dated January 14, 1999, relating to the consolidated balance sheets of Whittman-Hart, Inc. and subsidiaries as of December 31,1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 1998 which report appears in the annual report on Form 10-K of Whittman- Hart, Inc.



         KPMG LLP

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         Chicago, Illinois
         June 28, 1999